NEWSRELEASE

FOR IMMEDIATE RELEASE
January 14, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Jeri Grier	(614) 480-5413

HUNTINGTON BANCSHARES ANNOUNCES THE ELECTION OF
STEPHEN D. STEINOUR AS CHAIRMAN, PRESIDENT,
AND CHIEF EXECUTIVE OFFICER

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today that Stephen D. Steinour has been elected Chairman, President and Chief Executive Officer, and a member of the board in Class III with a term expiring in 2011. He succeeds Thomas E. Hoaglin, who had served in these capacities since 2001.

Steinour brings over 29 years of banking-related experience to this position. He began his career at the FDIC in Washington, DC, in the Division of Receiverships and Resolution (1980-1983). He worked for the Bank of New England (1983-1991) and Fleet Financial Group (1991-1992) before joining Citizens Financial Group in Providence, Rhode Island in 1992. With assets in excess of $160 billion, Citizens is the U.S. banking arm of The Royal Bank of Scotland Group and operates more than 1,600 branch offices in 13 states in the Northeast and Midwest. While with Citizens, Steinour served in various executive roles with responsibilities for credit, risk management, wholesale and regional banking, consumer lending, technology, and operations, among others. While at Citizens, he enjoyed a leadership role in more than two dozen bank acquisitions as well as subsequent integrations. From 2001-2005, he was Vice-Chairman and CEO of Citizens Mid-Atlantic Region. In 2005 he was named President of Citizens Financial Group and in 2007 added the title of Chief Executive Officer. In 2008 Steinour joined CrossHarbor Capital Partners in Boston as a managing partner.

David L. Porteous, Huntington’s lead director, said, “We are extremely pleased and excited to have Steve as Huntington’s new CEO. He is a proven leader in the industry, credited with growing Citizens from a $3 billion organization to one that exceeded $160 billion. He also brings very strong credit and risk management experience, at a time when the industry is facing unprecedented challenges. Steve’s experience and track record, familiarity with many of Huntington’s markets, including Ohio, Michigan, and Western Pennsylvania, as well as proven leadership of a much larger organization, positions Huntington well for the future.”

“I am very privileged and really looking forward to joining Huntington,” said Steinour. “This company has the resources and scale to navigate successfully through the current economic challenges and take advantage of opportunities in the markets in which it competes. Huntington has built a rich heritage of being an impactful leader in every community in which it does business. Over many years in banking, I have found the Huntington team to be both very talented and competitive. Huntington’s business model is familiar to me. I look forward to working with my new colleagues and building upon the legacies they have created over the years.”

Hoaglin commented, “A year ago the Board and I recognized that we needed to put in place a succession plan. In late summer the Board decided to begin a formal CEO search and engaged the firm of Spencer Stuart to assist. Today’s announcement of the appointment of Steve Steinour represents a highly successful conclusion to the succession process.”

Hoaglin continued, “These are clearly extraordinary times in the financial services business. Our Tier 1 and Total risk-based capital and liquidity levels are strong, and we continue to be an active lender to businesses and individuals in all of the communities we serve. With a strong team of talented bankers, we are well-positioned to meet the challenges and strains of a weak 2009 economy.”

“During my eight years as Huntington’s CEO, we have made great progress in many areas. In 2002, we exited the Florida market and refocused our efforts on our core Midwest states. This enabled us to increase share in many key Midwest markets, as well as avoid what has turned out to be a very troubled real estate market. Our business model of local decision-making backed by strong national resources continues to work well for customers. And we have built a culture of empowerment for our associates, with a keen focus on providing excellent services for customers. But there have also been disappointments. By far the most significant of which are the losses we have recognized on our loans to Franklin Credit Management Corporation, which we acquired via the acquisition of Sky Financial in 2007.”

“All-in-all, I am exceedingly grateful for the opportunity I have had and proud of what we have accomplished. But it is now time for new leadership. I am confident that Steve Steinour will be a strong and effective leader for Huntington for many years to come. I plan to assist him in his transition and then retire as of February 28, 2009.”

In accordance with NASDAQ rules, Huntington also announced that it has issued to Steinour, on January 14, 2009, an inducement award consisting of options to purchase up to 1,000,000 shares of Huntington common stock with a seven-year term and a per share exercise price equal to the closing price of Huntington common stock on January 14, 2009. One-fifth of the shares underlying the option will vest on each of the first five anniversaries of Steinour’s start date with Huntington, subject to his continued employment with Huntington through the applicable vesting date. The stock options were approved by the Huntington Board’s compensation committee without shareholder approval as an “employee inducement” award under the NASDAQ rules.

About Huntington

Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Auto Finance & Dealer Services offices in Arizona, Florida, Tennessee, Texas, and Virginia; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Indiana, Ohio, Michigan, Pennsylvania, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.

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